Exhibit 99.15

Summary of Loan Agreement Entered into by and between BAK International
(Tianjin) Limited (“the Company”) and Bank of China, Tianjin Branch
(the “Creditor”) Dated January 19, 2010

Main articles:

  Contract number: Bojin Fenduanqi (2010)7;

  Loan principal: RMB 40 million;

  Loan Term: from January 19, 2010 to January 18, 2011;

  Floating interest rate: Interest rate of loan shall be equal to the benchmark rate announced by the People’s Bank of China, and be adjusted annually;

  Interest accrued and settled per quarter, interest settlement day is the 20th day of the third month in each quarter;

  Penalty interest rate for delayed repayment: current interest rate plus 50% * current interest rate;

  Penalty interest rate for embezzlement of loan proceeds: current interest rate *1;

  If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:

  Delay in repayment of loan interest and the loan principal;

  The Company uses loan proceeds for purposes other than what is agreed without the consent of the Creditor;

  The Company provides untrue declaration or hide important financial information about its operation;

  The Company terminates operation or is stopped from operation;

  Purpose of the loan is to purchase raw materials for the Company;
  Advanced repayment of loan needs to be approved by the Creditor;
  Breach of contract penalties: suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted

  Loan arrangement
  Interest clearing of the loan
  Precondition
  Payment of the loan
  Guarantee
  Declaration and Promise of the Company
  Rights reserved
  Modification, Amendment and Termination of Contract
  Disputation settlement
  Fee
  Attachment